Exhibit 10.2

Service Agreement

This Service Agreement (this “Agreement”) has been made and entered into by and between Link Bit Consulting Co., Ltd. (the “Customer”), and UMAJIN Co., Ltd. (the “Service Provider”), as follows.

Article 1. Entrustment of Services

The Customer entrusts the Service Provider with the services specified in Article 2 (the “Entrusted Services”) and the Service Provider accepts the entrustment.

Article 2. Services

The Entrusted Services shall be as follows:

(1)	Matters related to gathering and providing horserace information.

①Conducting interviews in areas relating to horse racing

②Providing image materials relating to horse racing

③Collecting information on races held and managing the database thereof

④Other services relating to the forgoing

(2)	Matters related to web page contents and e-mail magazines

①Planning and supervising web pages and e-mail magazines

②Writing e-mail magazines

③Writing texts for web page contents

Article 3. Term

The effective term of this Agreement shall be from November 1, 2015, to October 31, 2016. If neither party expresses a specific intention at least three months prior to the expiration of the term, this Agreement shall be extended for an additional one-year period with the same conditions, and the same shall apply thereafter.

Article 4. Service Fees

The service fees shall be as follows

① The fee for service prescribed in paragraph in Article2(1) shall be 16 million yen per month (inclusive of consumption tax).

② The fee for service prescribed in paragraph in Article2(2) shall be 7 million yen per month (inclusive of consumption tax).

The total 23million yen per month (inclusive of consumption tax.)

The Customer shall pay the fees for each month by the end of the following month by remittance to the account designated by the Service Provider.

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Article 5. Expenses

Expenses necessary for the performance of the Entrusted Services shall be borne in principle by the Service Provider.

Article 6. Reporting

1.	The Service Provider shall report on the entrusted matters to the Customer on a weekly basis.
2.	In addition to the preceding paragraph, if the Customer so requests, the Service Provider shall promptly report information on the entrusted matters.

Article 7. Confidentiality

Neither party may divulge to any third party any confidential information of the other party that comes to its knowledge through the execution and performance of this Agreement.

Article 8. Disclosure of Outsourcing, etc. to External Parties

1.	The Service Provider may not, for whatever reason, entrust the performance of purposes for which disclosure is made to any third party without expressly obtaining the written consent of the Customer.
2.	If the Service Provider wishes to obtain the written consent of the Customer in the preceding paragraph or needs to seek cooperation of a third party for the performance of the Services in Article 2, the Service Provider must seek the Customer’s judgment by submitting the name, trade name, address, and location of the potential subcontractor or partner as well as the scope of confidential information to be disclosed.
3.	The Service Provider may, upon obtaining the approval of the disclosing party, disclose confidential information to the third party by having the third party assume the same obligations the Service Provider owes to the Customer hereunder prior to the disclosure. However, in such case, the Service Provider shall not be exempted from the obligations hereunder and shall be responsible for the disclosure of confidential information to the third party.
4.	If the Service Provider discloses confidential information to the third party in accordance with the provisions of this Article, the Service Provider shall keep the disclosure records (matters to be recorded: disclosure date and time; media used for the disclosure; the department, name, and receiving stamp of the recipient; date of returning the media; and the like). The Customer may request the inspection and copying of the disclosure record at any time to the Service Provider.

Article 9. Damage

The Service Provider shall be liable to separately compensate for damage caused to the Customer due to any violation of obligations hereunder or failure to perform obligations hereunder. Damage to be compensated shall include indirect damage to the Customer such as loss of earnings, damage arisen due to the Customer’s reputational damage, expenses the Customer has incurred for internal and external responses to divulgence or other similar events, and compensation required for third parties.

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Article 10. Termination

1.	Either party may immediately terminate this Agreement wholly or partly without any demand if the other party falls under any of the following items.
(i)	If the other party commits gross negligence or breach of trust
(ii)	If the other party suspends payments, or a petition is filed for provisional attachment, attachment, auction, commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings, or other similar proceedings
(iii)	If the other party receives a disposition for suspension of transactions from a clearing house
(iv)	If the other party receives a disposition for failure to pay taxes or public dues
(v)	If any other significant reason similar to the forgoing that makes it difficult to continue this Agreement arises
2.	Either party may terminate this Agreement wholly or partly if the other party violates any provision of this Agreement and, despite demand made by specifying a reasonable period, other party’s failure to perform obligations is not corrected.

Article 11. Jurisdiction

The Tokyo District Court shall have exclusive jurisdiction for the resolution of any disputes in connection with this Agreement.

Article 12. Consultation

Any matters not stipulated hereunder or any questions about the interpretation of this Agreement shall be resolved upon consultation between the parties hereto in good faith.

IN WITNESS WHEREOF, both parties hereto have executed this Agreement in duplicate with their signatures, and each party shall retain one copy.

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November 1, 2015

Customer: /s/ Takashi Ozawa

1-16-1 Kaigan, Minato-ku, Tokyo, Japan

Link Bit Consulting Co., Ltd.

Takashi Ozawa, Representative Director

Service Provider: /s/ Motonori Okai

1-4-12 Kaigan, Minato-ku, Tokyo, Japan

UMAJIN Co., Ltd.

Motonori Okai, Representative Director

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